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                      May 9, 2023

       Francis Knuettel II
       Chief Financial Officer
       OceanTech Acquisitions I Corp.
       515 Madison Avenue, Suite 8133
       New York, NY 10022

                                                        Re: OceanTech
Acquisitions I Corp.
                                                            Preliminary Proxy
Statement filed on Schedule 14A
                                                            Filed April 26,
2023
                                                            File No. 001-40450

       Dear Francis Knuettel II:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Andrew M. Tucker, Esq.